TECHNE CORPORATION RELEASES UNAUDITED FOURTH QUARTER
                         RESULTS FOR FISCAL YEAR 2007

Minneapolis/August 7, 2007/--Techne Corporation's (NASDAQ: TECH) consolidated net earnings for the quarter ended June 30, 2007 increased 17.6% to $22.9 million or $.58 per diluted share compared with $19.5 million or $.49 per diluted share for the quarter ended June 30, 2006. Net earnings as a percentage of net sales improved from 37.4% in the fourth quarter of last year to 39.2% for the quarter ended June 30, 2007. For the fiscal year ended June 30, 2007, Techne's consolidated net earnings increased 16.0% to $85.1 million or $2.15 per diluted share compared with $73.4 million or $1.85 per diluted share for the fiscal year ended June 30, 2006. Net earnings as a percentage of net sales improved from 36.2% last year to 38.1% for fiscal 2007. The improvement in net earnings was mainly due to increased consolidated net sales.

Consolidated net sales for the quarter and fiscal year ended June 30, 2007 were $58.4 million and $223.5 million, respectively. This was an increase of 12.2% and 10.3% from the fourth quarter and fiscal year ended June 30, 2006, respectively. Fiscal 2007 net sales and earnings were favorably affected by the strength of the British pound as compared to the U.S. dollar. Excluding the effect of changes in foreign currency exchange rates, consolidated net sales increased 10.1% and 7.7% for the quarter and fiscal year ended June 30, 2007, respectively.

Biotechnology net sales, which include sales by R&D Systems' Biotechnology Division, Fortron and BiosPacific, for the quarter and fiscal year ended June 30, 2007 were $38.1 million and $146.6 million, increases of 11.0% and 9.1%, respectively, from the same prior-year periods. R&D Europe's net sales for the quarter and fiscal year were $16.2 million and $61.8 million, increases of 20.1% and 16.6%, respectively, from the same prior-year periods. In British pound sterling, R&D Europe's net sales increased 12.0% and 6.6% for the quarter and fiscal year ended June 30, 2007, respectively. Hematology net sales for the quarter and fiscal year were $4.1 million and $15.2 million, decreases of 2.7% and 0.9%, respectively.

Gross margins were 78.3% and 77.3% in the fourth quarter of fiscal 2007 and 2006, respectively, and 79.1% and 77.4% for the fiscal years 2007 and 2006, respectively. The improvement in gross margins resulted from lower cost of goods sold related to inventories acquired from Fortron and BiosPacific that were valued at fair market value under purchase accounting, higher margins in Europe due to favorable exchange rates and changes in sales mix as a result of sales growth in the Biotechnology Division as compared to sales declines in the lower margin Hematology Division. Fourth quarter fiscal 2007 margins declined from the third quarter of fiscal 2007 mainly due to changes in product mix and valuation estimates in the Biotechnology Division.

Selling, general and administrative expenses for the quarter and fiscal year ended June 30, 2007 increased $1.6 million (25.1%) and $3.4 million (12.2%), respectively. The fiscal year expense increase resulted from the change in foreign currency exchange rates (approximately$750,000) and increases in personnel and benefit costs, profit sharing and professional fee expenses. Fourth quarter expenses increased approximately $600,000 from the third quarter of fiscal 2007 due primarily to the timing of promotional marketing costs (approximately $300,000) and increased profit sharing costs (approximately $125,000).

The effective tax rate was 32.9% for the quarter ended June 30, 2007 as compared to 35.2% for the prior quarter ended March 31, 2007. The fourth quarter fiscal 2007 effective tax rate was lower than in the third quarter of fiscal 2007 due to changes in state apportionment estimates that were made in the third quarter and a $420,000 reduction in estimated tax contingency reserves made in the fourth quarter. The effective tax rate was 34.0% for the fiscal years ended both June 30, 2006 and 2007. Without significant business developments, the Company expects its fiscal 2008 effective income tax rate to range from approximately 33.5% to 34.5%.

The impact on consolidated net earnings of the change in exchange rates used to convert R&D Europe results from British pounds to U.S. dollars was approximately $368,000 ($.01 per diluted share) and $1.6 million ($.04 per diluted share) for the quarter and fiscal year ended June 30, 2007, respectively.

Forward Looking Statements:
This earnings release contains forward-looking statements within the meaning of the Private Litigation Reform Act. These statements, including the Company's expectations as to income tax rates, involve risks and uncertainties that may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company's actual results: the introduction and acceptance of new biotechnology and hematology products, the levels and particular directions of research by the Company's customers, the impact of the growing number of producers of biotechnology research products and related price competition, the retention of hematology OEM and proficiency survey business, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.
For additional information concerning such factors, see the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in this release due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

               *  *  *  *  *  *  *  *  *  *  *  *  *  *

Techne Corporation has two operating subsidiaries: Research and Diagnostic Systems, Inc. (R&D Systems) of Minneapolis, Minnesota and R&D Systems Europe, Ltd. (R&D Europe) of Abingdon, England. R&D Systems is a specialty manufacturer of biological products. R&D Systems has to subsidiaries, BiosPacific, Inc. (BiosPacific), located in Emeryville, California and R&D Systems China Co. Ltd., (R&D China), located in Shanghai, China. BiosPacific is a worldwide supplier of biologics to manufacturers of in vitro diagnostic systems and immunodiagnostic kits. R&D China and R&D Europe distribute biotechnology products.

Contact:  Greg Melsen, Chief Financial Officer
          Kathy Backes, Controller
          612) 379-8854


                          TECHNE CORPORATION
                  CONSOLIDATED STATEMENTS OF EARNINGS
                 (In thousands, except per share data)
                             (Unaudited)
                                        QUARTER ENDED    FISCAL YEAR ENDED
                                       ----------------  ------------------
                                       6/30/07  6/30/06   6/30/07   6/30/06
                                       -------  -------  --------  --------
Net sales                              $58,425  $52,066  $223,482  $202,617
Cost of sales                           12,697   11,822    46,667    45,718
                                       -------  -------  --------  --------
Gross margin                            45,728   40,244   176,815   156,899
                                       -------  -------  --------  --------
Operating expenses:
 Selling, general and administrative     7,839    6,269    30,965    27,604
 Research and development                5,014    4,773    20,082    18,825
 Amortization of intangible assets         404      491     1,614     1,967
                                       -------  -------  --------  --------
   Total operating expenses             13,257   11,533    52,661    48,396
                                       -------  -------  --------  --------
Operating income                        32,471   28,711   124,154   108,503
Other expense (income):
 Interest expense                           --      258     1,083       964
 Interest income                        (2,565)  (1,522)   (8,434)   (4,708)
 Other non-operating expense, net          894      363     2,574     1,084
                                       -------  -------  --------  --------
   Total other income                   (1,671)    (901)   (4,777)   (2,660)
                                       -------  -------  --------  --------
Earnings before income taxes            34,142   29,612   128,931   111,163
Income taxes                            11,218   10,123    43,820    37,812
                                       -------  -------  --------  --------
Net earnings                           $22,924  $19,489  $ 85,111  $ 73,351
                                       =======  =======  ========  ========
Earnings per share:
 Basic                                 $  0.58  $  0.50  $   2.16  $   1.88
 Diluted                               $  0.58  $  0.49  $   2.15  $   1.85
Weighted average common
 shares outstanding:
 Basic                                  39,444   39,374    39,406    39,049
 Diluted                                39,555   39,487    39,513    39,594


                               TECHNE CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)
                                  (Unaudited)
                                                  6/30/07   6/30/06
                                                 --------  --------
ASSETS
Cash and equivalents                             $135,485  $ 89,634
Short-term available-for-sale investments          29,289    19,212
Trade accounts receivable                          29,559    23,769
Other receivables                                   1,407     1,309
Inventory                                           8,757     9,024
Other current assets                                8,341     6,874
                                                 --------  --------
  Current assets                                  212,838   149,822

Available-for-sale investments                     91,433    77,660
Property and equipment, net                        91,535    88,772
Goodwill and intangible assets, net                30,167    32,021
Other non-current assets                           28,871    22,237
                                                 --------  --------
  Total assets                                   $454,844  $370,512
                                                 ========  ========
LIABILITIES
Current liabilities                              $ 17,193  $ 17,966
Long-term debt                                         --    12,198
Stockholders' equity                              437,651   340,348
                                                 --------  --------
  Total liabilities and equity                   $454,844  $370,512
                                                 ========  ========